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                     INDEPENDENT AUDITOR'S CONSENT


We do hereby consent to the use of our report dated January 10, 1997 on the financial statements for Globus Cellular, LTD. as of October 31, 1996 included in and made part of the registration statement of Globus
Cellular, Ltd. dated September 21, 1997.

September 27, 1997

/s/   Scheifley & Associates, P.C.
Certified Public Accountant